Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemtura Corporation:

We consent to the use of our report dated March 12, 2010, except as to note 5, which is as of July 30, 2010, with respect to the consolidated balance sheets of Chemtura Corporation and subsidiaries (Debtor-in-Possession) (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and our report dated March 12, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-1.

Our report on the consolidated financial statements contains an explanatory paragraph that states Chemtura Corporation and 26 of its subsidiaries organized in the United States filed for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code and there are uncertainties inherent in the bankruptcy process. The Company also has suffered recurring losses from continuing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the consolidated financial statements also includes an explanatory paragraph which states that as discussed in Note 2 to Notes to Consolidated Financial Statements, the Company, due to the adoption of new accounting principles, in 2009, changed its method of accounting for fair value measurements for non-financial assets and liabilities, and non-controlling interests; in 2008, changed its method of accounting for fair value measurements for financial assets and liabilities; and in 2007, changed its method of accounting for uncertainty in income taxes.

/s/ KPMG LLP

Stamford, Connecticut

August 5, 2010